Exhibit 10.1

September 9, 2005


Thomas F. Mezger
5510 South Rice Avenue #1911
Houston, TX 77081


Dear Thomas:

Valence is pleased to offer you the position of Chief Financial Officer. You will also hold the title of Assistant Secretary which duties include, but are not limited to, maintaining corporate governance and corporate good standing for Valence Technology, Inc. and all its subsidiaries. This letter embodies the terms of our offer of employment to you.

You will report to James R. Akridge, President and Chief Executive Officer. Your starting salary will be at an annualized rate of $185,000 paid on a bi-weekly basis. Since this position is classified as exempt, you will not be eligible for overtime pay. You will receive an employee stock option in the amount of 175,000 shares. The exercise price of this option will be the closing value of Valence's stock on your first day of employment. This option vests over a four-year period; 25% on your anniversary date and 75% vests quarterly over the remaining three years. In the event the Company terminates your employment for other than Good Cause (as defined in the Footnote below) all options detailed above shall immediately vest and become exercisable on the date of such Termination for Other than Good Cause.

Valence will pay for the shipment of the household goods associated with your international assignment from California to Nevada and of your household goods from Dallas, Texas to Nevada. You will be eligible for up to sixty (60) days of Company paid housing in either Austin, Texas or Nevada.

You will be eligible to receive medical, dental, vision, and life insurance coverage provided under Valence's group insurance plans, and will be eligible to participate in Valence's 401(k) plan. You will be eligible for four weeks of vacation per year, accrued on a bi-weekly basis. These benefit plans are described in more detail in the plan documents available from the Human Resources Department.

As a Valence employee you will be expected to abide by company rules and regulations. You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Valence and nondisclosure of proprietary information.

This offer is contingent upon successful completion of a background investigation and reference checks.

Additionally, this offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.

Valence is an at will employer. As an employee you may terminate employment at any time and for any reason whatsoever with notice to Valence. We request that in the event of resignation, you give the company at least 30 days notice. Similarly, Valence may terminate your employment at any time and for any reason whatsoever, with or without cause. In the event the Company terminates your employment for other than Good Cause (as defined in the Footnote below) Valence will provide you with three months salary payable as of the date of termination.

If you wish to accept employment at Valence under the terms set out above, please sign and date this letter, and return it to me at your earliest convenience.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,



/s/ James Akridge
----------------------------------------
James Akridge
President and Chief Executive Officer




/s/ Thomas Mezger                                    September 9, 2005
-----------------------------                        ------------------------
Approved and Accepted                                         Date


Cc:  Bob Borron




Footnote:
For purposes of the Agreement, "Good Cause" shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of
(i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b) your willful and continued neglect by you of your duties as Chief Financial Officer, but only if such neglect continues for 30 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your willful failure to abide by the Company's policies applicable to your employment. In the event your employment is terminated in accordance for "Good Cause," you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company.